Exhibit 1.1
[Seal]

Articles of Association of ABN AMRO Holding N.V., established in Amsterdam
Deed of amendment of the articles of association dated 24 November 2008 executed before a deputy of Mr. R.J.C. van Helden, notaris in Amsterdam
Ministerial Declaration of No Objections dated 10 November 2008 number N.V. 385573

Mr M.J. Meijer c.s. notarissen

Name and registered office
Article 1

The Company bears the name:
ABN AMRO Holding N.V.

It has its registered office in Amsterdam.

Object
Article 2

The object of the Company is:

1.
The participation in, collaboration with and financing, administration and management of other enterprises and companies and the performance of all acts, activities and services which are related or may be conducive thereto:

2.
The engagement in banking and stockbroking activities, the management of third party assets, acting as trustee, administrator, executor of wills and executive director, non-executive director or liquidator of companies or other organisations, the provision of insurances and the performance of all other acts and activities which are related or may be conducive thereto, all in the broadest possible sense;

3.	The fostering of the direct and indirect interests of all those who are involved in any way in the Company and the safeguarding of the continuity of the Company and its affiliated enterprise(s).

Capital and Shares
Article 3

The Company’s authorised share capital amounts to four billion, seven hundred and four million, two hundred and twenty-four euros (EUR 4,704,000,224).  It is divided into eight billion four hundred million four hundred (8,400,000,400) shares, each with a nominal value of fifty-six euro cents (EUR 0.56).

Shares
Article 4

1.	The shares shall be registered shares.
2.
Where more than one party is entitled to a share or the said share forms part of jointly-owned property, the persons entitled may only be represented in relation to the Company by one person, appointed by them in writing for that purpose.

Registers
Article 5

1.
The Managing Board shall maintain a register of the holders of registered shares, in which such entries and annotations shall be made, from which such extracts shall be issued and which shall be available for inspection in such a manner and by such parties as prescribed by law.

2.	Each holder of registered shares, or usufructuary or lienholder in relation to such shares shall be obliged to notify the Managing Board in writing of his address and any change of address.
3.	All entries and annotations made in the registers shall be signed by two members of the Managing Board or by one member of the Managing Board

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and one officer expressly authorised thereto by the said Board, or by two officers authorised thereto.
4.	The registers referred to in this Article may consist of more than one part; they may be maintained, either in whole or in part, in more than one copy and in more than one place.
At least one copy of the said registers shall at all times be kept at the offices of the Company in the place where it has its registered offices, and shall be available for inspection as required by law.

Article 6

Neither the Company nor any of its Subsidiaries may provide security, guarantee the price, provide any other guarantee, or assume liability, jointly and severally or otherwise, with or for others, with a view to the subscription or acquisition by others of shares in the Company.
The Company and its Subsidiaries may provide loans with a view to the subscription or acquisition by others of shares in the Company, but only to the extent permitted under Section 2:98c of the Dutch Civil Code.

Transfer of Registered Shares
Article 7

1.
The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

Unless the Company itself is party to the legal act, the rights attributable to the Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the relevant provisions of the laws of the Netherlands.
2.
The provisions of the preceding paragraph shall apply mutatis mutandis to the establishment and transfer of the right of usufruct or lien and to the allotment of registered shares in case of a division of any community.

Issue of Shares
Article 8

1.
The issue of shares shall be effected by a resolution to that effect passed by the General Meeting of Shareholders following a proposal submitted by the Managing Board and approved by the Supervisory Board.  With due observance of the relevant statutory provisions, the General Meeting of Shareholders shall be authorised to appoint the Managing Board as the body which is authorised, subject to the approval of the Supervisory Board, to issue shares, in this case, the Managing Board shall also be authorised to determine the share price and further terms of issue.

2.
The above provisions with respect to the issue of shares shall also apply to the granting of rights to acquire shares; they shall not, however, apply to the issue of shares to a party exercising a previously obtained right to acquire shares.

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Pre-Emptive Right
Article 9

1.
When shares are issued, each holder of shares shall have a pre-emptive right, in proportion to the aggregate amount of his shares, except in the case of an issue of shares for a consideration other than in cash or an issue of shares to employees of the Company or of a group company.

2.
The body authorised to issue shares may, with due observance of the statutory provisions, restrict or exclude the pre-emptive right for any issue.  If the Managing Board has been appointed as the body authorised to issue shares, the prior approval of the Supervisory Board shall be required for a decision to that effect.

3.	Shareholders shall have no pre-emptive rights with respect to shares issued to a party exercising a previously obtained right to acquire shares.

Payment on Shares
Article 10

1.	Shares shall only be issued against payment in full.
2.	Payment shall be made in cash unless a non-cash contribution has been agreed. Payment may only be made other than in a euro-based currency with the Company’s consent.

Acts in Law resulting in a Commitment for the Company
Article 11

The Managing Board shall be authorised, without the prior approval of the General Meeting of Shareholders but subject to the approval of the Supervisory Board, to perform acts in law:
a.	in relation to the acquisition of shares whereby special commitments are imposed upon the Company;
b.	in connection with the acquisition of shares on conditions other than those on which participation in the Company is made available to the public;
c.	concerning payment for shares other than in cash.

Acquisition by the Company of Shares in its own Capital
Article 12

1.
The Company may acquire fully paid-up shares or depositary receipts for shares in its own capital for a consideration if and in so far as the General Meeting of Shareholders has authorised the Managing Board thereto, with due observance of the provisions of Section 98 of Book 2 of the Netherlands Civil Code.

2.
The said authorisation shall not be required for the acquisition by the Company of shares in its own capital for the purpose of transferring the said shares to employees in the service of the Company or of a group company under a scheme which applies to the said employees.

Capital Reduction
Article 13

The General Meeting of Shareholders may decide, following a proposal thereto by the Managing Board and approved by the Supervisory Board and with due

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observance of the provisions of Section 99 of Book 2 of the Netherlands Civil Code, to reduce the issued capital by cancellation of shares or by reduction of the amount of the shares by amendment of the Articles of Association.

Article 14

1.	The Company shall not cooperate in the issuance of registered depositary receipts for Shares.
2.
Where reference is made in these Articles of Association to “holders of depositary receipts”, these shall be understood to mean all those who have the same rights as holders of depositary receipts for shares issued with the cooperation of the Company.

Usufruct and Right of Lien
Article 15

1.	A right of usufruct may be established on shares in the Company’s capital. The voting rights shall be vested in the usufructuary provided such was determined when the usufruct was established.
2.
A right of lien may also be vested in shares in the Company’s capital.  The voting rights shall be vested in the lienholder provided such has been determined when the right of lien was established; if a right of lien is established on a preference share, however, the voting right may not be vested in the lienholder.

3.
Shareholders not having voting rights and usufructuaries and lienholders having voting rights shall have the rights as assigned by law to holders of depositary receipts issued with the cooperation of the Company. Usufructuaries or lienholders not having voting rights shall not have the aforementioned rights.

Blocking Provisions
Article 16

Shares may only be transferred once they have been tendered to the full complement of fellow shareholders, who/which shall notify the tenderer within two months as to whether they are candidates for the purchase, in exchange for cash, of the shares having been tendered.

The tenderer shall remain entitled to withdraw his/its tender provided he/it does this within one month of having been notified of the identity of the candidates to whom/which he/it could sell his/its entire shareholding and for what price.

In the event that it is established that there are insufficient or no candidates among the other shareholders to whom/which the full complement of shares having been tendered could be sold in exchange for cash, the tenderer shall be at liberty for a period of three months to transfer the shares to the party of his/its choice.  In the event that the shareholder wishes to proceed with the sale of the shares to third parties for a lower price than that for which he/it had tendered the shares to the other shareholders, he/it shall be under an obligation to retender the shares to the other shareholders at such lower price, with due observance of the provisions of this Article.

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In the event that one or more parties so desire, the price of the shares shall be determined by an independent expert to be appointed by the “Kantonrechter” (Lower court Judge) within whose jurisdiction the Company has its registered seat.

The provisions of this article shall not apply to any transfer in respect of which the full complement of shareholders have stated not to enforce compliance therewith.  Any such transfer shall then be effected within three months of such statement having been issued.

Management
Article 17

1.	The Company shall be managed by a Managing Board.
2.	The Managing Board shall consist of at least five members.
With due observance of the above provisions, the Supervisory Board shall determine the number of members of the Managing Board.
3.	The Managing Board shall determine the allocation of its duties in mutual consultation.
4.
A resolution of the Managing Board shall be evidenced by a document setting forth such resolution and signed by the chairman or the secretary of the Managing Board, or a deputy of the chairman or the secretary of the Managing Board.

Appointment
Article 18

1.
The Members of the Managing Board shall be appointed by the General Meeting of Shareholders.  Members of the Managing Board must be approved in accordance with Section 33 paragraph 2 of the Decree on the prudential rules for financial undertakings active on the financial markets (Besluit prudentiële regels Wft)”.

2.	The Supervisory Board shall nominate one or more candidates for each vacant seat and, if not at least five Managing Board members are in office, it will do so as soon as reasonably possible.
3.
If the nomination by the Supervisory Board with respect to a vacant seat consists of a list of two or more candidates, such list shall be binding and the vacant seat must be filled by election of a person from the binding list of candidates.  However, the General Meeting of Shareholders may, at any time, by a resolution passed with a majority of at least two-thirds of the votes cast resolve that such list shall not be binding.
A resolution of the General Meeting of Shareholders to appoint a Managing Board member other than in accordance with a binding or non-binding nomination by the Supervisory Board shall require at least two-thirds of the votes cast.

4.
At a General Meeting of Shareholders, votes in respect of the appointment of a Managing Board member, can only be cast for candidates named in the agenda of the meeting of the explanatory notes thereto, unless the resolution is adopted unanimously during a meeting in which the entire issued share capital is represented.  If none of the candidates nominated by the Supervisory Board

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is appointed, the Supervisory Board shall retain the right to make a new binding or non-binding nomination at a next meeting.
5.
A nomination or recommendation to appoint a Managing Board member shall state the candidate’s age and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a Managing Board member.  The nomination or recommendation must state the reasons on which it is based.

6.
The Managing Board and the Supervisory Board shall together appoint a chairman from among the members of the Managing Board, each member present being entitled to cast one vote (this meeting shall be referred to hereinafter as the combined meeting).

7.
The Company shall pursue a policy in the field of the remuneration of the Managing Board.  This policy is determined by the General Meeting; the Supervisory Board shall make a proposal with respect thereto.  The remuneration policy shall contain at least the subjects described in Sections 2:383c through 2:283e of the Dutch Civil Code, to the extent these subjects concern the Managing Board.

The Supervisory Board shall establish the remuneration and further conditions of employment for each Managing Board member with due observance of the aforementioned policy.  With respect to arrangements in the form of shares and/or rights to subscribe for shares the Supervisory Board will submit a proposal for approval to the General Meeting of Shareholders.  This proposal should at least state the number of shares or rights to subscribe for shares that can be assigned to the Managing Board as well as the criteria for assignment and amendment.

Suspension by the Supervisory Board
Article 19

l.
The Supervisory Board may suspend members of the Managing Board at any time.  If the General Meeting of Shareholders fails to reach a decision within three (3) months of the suspension of a member of the Managing Board, on whether that member should be dismissed, the suspension shall be lifted.  The suspended member shall be given an opportunity at this meeting to account for his/her actions.  The member concerned may arrange for an adviser to be present to assist him/her.

2.
A decision to suspend a member of the Managing Board may only be carried at a meeting of the Supervisory Board at which at least two-thirds of the incumbents are present.  If less than two-thirds of the Supervisory Board members make their appearance at this meeting, a second meeting of the Supervisory Board shall be convened within a term of two weeks, at which a decision shall be taken regardless of the number incumbent members present.

Suspension and dismissal by the General Meeting of Shareholders
Article 20

1.	The General Meeting of Shareholders may suspend or dismiss members of the Managing Board at any time. The resolution to do so must give reasons.

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2.
Where the General Meeting of Shareholders has suspended a member of the Managing Board, the suspension shall be lifted if the General Meeting of Shareholders has not taken a decision on that member’s dismissal within three (3) months.  The suspended member shall be given an opportunity at this meeting to account for his/her actions.  The member concerned may arrange for an adviser to be present to assist him/her.

3.	A suspension or dismissal other than on a motion of the Supervisory Board shall require a majority of two thirds of the votes cast.

Representation
Article 21

1.
The authority to represent the Company shall either reside with two members of the Managing Board acting jointly, or with one member of the Managing Board and one duly authorised signatory acting jointly.

2.
The Company may also be represented by authorised signatories, with due observance of any restrictions imposed upon their representative authority. The Managing Board shall decide on their authority, their job title and the terms of appointment, on the understanding that the title of Senior Executive Vice President may only be granted in consultation with the Supervisory Board.

Absence and inability to act
Article 22

In the event of absence or inability to act on the part of one or more members of the Managing Board, the remaining members of the said Board or the two remaining members of the said Board, respectively, shall be charged with the management of the Company.

In the event of absence or inability to act on the part of all but one member of the Managing Board or all members of the said Board, the sole remaining member of the said Board and the Supervisory Board jointly or the Supervisory Board, respectively, shall temporarily be charged with the management of the Company, without prejudice to the authority of the Supervisory Board to appoint under such circumstances one or more or two or more officers, respectively, whether or not from its own membership, to attend to the management of the Company on a temporary basis, together with the sole remaining member of the Managing Board or jointly, respectively.

In the event of absence or inability to act on the part of all members of the Managing Board or all but one member of the said Board, the Supervisory Board shall be obliged to fill the vacant post(s) with immediate effect and shall for that purpose convene a general meeting of shareholders.

Approval of Resolutions
Article 23

1.
The Managing Board shall require the approval of the General Meeting of Shareholders for resolutions entailing a significant change in the identity or character of the Company or its business, in any ease concerning:

a.	the transfer of (nearly) the entire business of the Company to a third party;

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b.
entering into or terminating a long term cooperation between the Company or any of its subsidiaries and another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of fundamental importance for the Company;

c.
acquiring or disposing of a participation in the capital of a company if the value of such participation is at least one third of the sum of the assets of the Company according to its balance sheet and explanatory notes or, if the Company prepares a consolidated balance sheet, its consolidated balance sheet and explanatory notes according to the last adopted annual accounts of the Company, by the Company or any of its subsidiaries.

2.
With prejudice to the provisions as stipulated elsewhere in these Articles of Association, the Managing Board shall require the approval of the Supervisory Board for the following management decisions:

a.	the issue and acquisition of shares and debentures in the Company or debentures in a limited partnership or general partnership in which the Company is fully liable partner;
b.	cooperation in the issue of depositary receipts for shares in the Company’s capital;
c.	application for listing or cancellation of listing of the securities as referred to under a. and b. in the Official Price List of any stock exchange;
d.
entering into or severing a lasting collaboration, either between the Company or a dependent company and another legal entity or company, or in its capacity as fully liable partner in a limited or general partnership if the said collaboration or severing is of material significance for the Company;

e.
participation by the Company or a dependent company in the capital of another company to an amount of at least one quarter of the value of the issued capital and reserves of the Company as disclosed in its balance sheet and accompanying notes, or any material increase or reduction in such participation;

f.	investments requiring an amount equal to at least one-quarter of the issued capital and reserves of the Company as disclosed in its balance sheet and accompanying notes;
g.	a proposal to amend the Articles of Association;
h.	a proposal to wind up the Company;
i.	filing for bankruptcy and applying for moratorium of payment;
j.	termination of employment for a significant number of employees of the Company or of a dependent company, either at the same time or within a short period of time;
k.	material changes in the employment conditions of a significant number of employees of the Company or of a dependent company, either at the same time or within a short period of time;
l.	a proposal relating to a reduction of the issued capital.

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3.
The absence of approval by the General Meeting or the Supervisory Board, respectively, of a resolution as referred to in paragraph 1 or 2 shall not affect the authority of the Managing Board or its members to represent the Company.

Supervisory Board
Article 24

1.	The Company shall have a Supervisory Board consisting of at least five members. With due observance of the above provisions, the Supervisory Board will fix the number of its members.
2.
Without prejudice to the provisions as stipulated elsewhere in these Articles of Association, it shall be the duty of the Supervisory Board to supervise the conduct of business of the Managing Board as well as the general course of affairs in the Company and its affiliated enterprise(s).

The Supervisory Board shall assist the Managing Board with advice.  The members of the Supervisory Board shall be guided in the performance of their duties by the interests of the Company and those of its affiliated enterprise(s).
3.	The Managing Board shall provide the Supervisory Board in good time with the information required for the performance of its duties.
4.
If the Supervisory Board has fewer than five members in office, it shall convene a General Meeting of Shareholders immediately in order to fill the vacancy or vacancies.  The Supervisory Board shall retain its powers throughout periods when there are vacancies or there are fewer than five members.

5.
Convocations and other notifications to holders of shares and depositary receipts for shares shall be made by means of an announcement in at least one national daily newspaper and in the Official Price List, published by Amsterdam Exchanges N.V. or one of her subsidiaries, the Official Price List hereafter to he mentioned as: the Official Price List.

The Supervisory Board shall appoint from among its members a Chairman and one or more Deputy Chairmen.
6.
A resolution of the Supervisory Board shall be evidenced by a document setting forth such resolution and signed by the chairman or the secretary of the Supervisory Board, or by a deputy of the chairman or the secretary of the Supervisory Board.

7.
The Supervisory Board may, without prejudice to its responsibilities, designate one or more committees from among its members, which shall have the responsibilities specified by the Supervisory Board.  The composition of any such committee shall be determined by the Supervisory Board.  The General Meeting of Shareholders may grant additional compensation to the members of the committee(s) for their service on the committee(s).

8.
Each member of the Supervisory Board shall receive a fixed remuneration, the level of which is determined, and may be changed, by the General Meeting of Shareholders following a proposal to that effect by the said Board.

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Appointment
Article 25

1.	The members of the Supervisory Board shall be appointed by the General Meeting of Shareholders.
2.	The Supervisory Board shall nominate one or more candidates for each vacant seat.
3.	The provisions in paragraphs 3 and 4 of Article 18 shall apply mutatis mutandis to the appointment of a Supervisory Board member.
4.
Any nomination of a candidate for appointment as Supervisory Board member shall state the candidate’s age and occupation, the number of shares the candidate holds in the Company’s capital and the functions the candidate holds or has held in the past, to the extent that these are relevant to fulfilling the task of Supervisory Board member.  It shall also name any other legal persons for which the candidate is already a non-executive director.  Where these include legal persons belonging to the same group, it shall suffice to refer to that group.

5.
Shareholders and/or persons with rights of holders of depository receipts issued with the cooperation of the Company representing in the aggregate at least [one-tenth] of the Company’s issued capital may request the Management Board or the Supervisory Board to convene a General Meeting of Shareholders, stating specifically the business to be discussed.  If the Management Board or the Supervisory Board has not given proper notice of a General Meeting of Shareholders within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorised to convene a meeting themselves.

Retirement by rotation, suspension, dismissal
Article 26

1.
Members of the Supervisory Board shall retire from office not later than on the day of the first General Meeting of Shareholders following the day on which they have been a member of the Supervisory Board for a period of four years from their most recent appointment or reappointment.  Retiring Supervisory Board members shall be eligible for immediate reappointment. The General Meeting of Shareholders may suspend members of the Supervisory Board at any time.

2.
Where the General Meeting of Shareholders has suspended a member of the Supervisory Board, the suspension shall be lifted if the General Meeting of Shareholders has not taken a decision on that member’s dismissal within three (3) months.  The suspended member shall be given an opportunity at this meeting to account for his/her actions.  The member concerned may arrange for an adviser to be present to assist him/her.

3.	The General Meeting of Shareholders may suspend or dismiss any member of the Supervisory Board at any time. The resolution to do so must give reasons.
4.	A suspension or dismissal other than on a motion of the Supervisory Board shall require a majority of two thirds of the votes cast, representing at least

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half of the economic value of the capital as defined in paragraph 3 of Article 18.

Advisory Committee
Article 27

1.	The Managing Board may establish an Advisory Committee.
2.
Whenever the Advisory Committee considers it necessary or whenever a request to that effect is submitted to it by the Managing Board, the Committee shall advise that Board on matters which are relevant to the conduct of business.  The Managing Board may also request advice to that effect from individual members of the Advisory Committee.

The establishment of the Committee, the procedures to be followed by it and appointment of its members shall be defined in more detail in a set of rules and regulations.

General Meeting of Shareholders
Article 28

1.	General meetings of shareholders shall be held in Amsterdam, or in The Hague, Rotterdam, Utrecht or Haarlemmermeer (Schiphol).
2.	Annual meetings shall be held within six months of the end of each financial year.
3.	The following items shall be included on the agenda of the Annual Meeting:
a.	the Annual Report;
b.	adoption of the Annual Accounts;
c.	announcement concerning vacancies in the Managing Board and the Supervisory Board;
d.	discharge of the members of the Managing Board and Supervisory Board in respect of their management and supervision respectively.
4.
General Meetings of Shareholders shall furthermore be held as frequently as deemed necessary by the Managing Board or the Supervisory Board and whenever such is required either by law or on the basis of the provisions of the Articles of Association.

5.
Shareholders and/or persons with rights of holders of depository receipts representing in the aggregate at least one percent (l %) of the Company’s issued capital may request the Management Board or the Supervisory Board to convene a General Meeting of Shareholders, stating specifically the business to be discussed.  If the Management Board or the Supervisory Board has not given proper notice of a General Meeting of Shareholders within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorised to convene a meeting themselves.

Convocation
Article 29

1.
General Meetings of Shareholders shall be convened by the Managing Board or the Supervisory Board, without prejudice to the provisions of Sections 110, 111 and 112 of Book 2 of the Netherlands Civil Code.

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2.	Convocation shall take place not later than on the fifteenth day prior to the day of the meeting.
3.
The convocation to the meeting shall state the items to be discussed; alternatively, notice shall be given that the holders of shares and depositary receipts for shares may inspect such items at the Company’s offices.

4.
Proposals to amend the Articles of Association or proposals relating to a reduction of the Company’s capital shall, however, always be included in the actual convocation.  Convocations to meetings at which a proposal is made relating to a reduction of the Company’s capital shall furthermore include the object of the said capital reduction and the method whereby it shall be realised.

5.	The notice convening the meeting shall be sent to the addresses of the Shareholders, usufructuaries or lienholders shown in the register of Shareholders.

Admission to Meetings
Article 30

1.
Each shareholder, each usufructuary or pledgee of shares holding voting rights, as well as each depositary receipt holder is entitled to attend the General Meeting of Shareholders and to speak and – where – applicable to vote in the meeting, either in person or by a proxy granted in writing.

2.
When convening a General Meeting of Shareholders, the Managing Board is authorized to determine that those entitled to attend and vote at said General Meeting, in accordance with the provisions of Section 2:117 subsections 1 and 2 of the Dutch Civil Code, shall be determined on the basis of the names of the persons who, on a specified date which may not be earlier than provided for by statutory provisions, are listed as holding rights with respect to shares or depositary receipts in a register to be designated by the Managing Board, irrespective of whether or not they are the rightful holders of rights with respect to such shares or depositary receipts on the date of the General Meeting of Shareholders.

3.
Shareholders and usufructuaries and pledgees of shares holding voting rights as well as holders of depositary receipts, or their proxies (as the case may be), shall only be admitted to the meeting on presentation of an admission ticket obtained in the manner set forth in the notice of the meeting.

4.
A shareholder, a usufructuary or pledgee of shares holding voting rights, as well as a depositary receipt holder who wishes to be represented at the general meeting by a proxy authorised in writing shall be obliged to submit the proxy for the meeting at the place and within the period stipulated in the notice of the meeting.

5.	The Company may request shareholders, depositary receipt holders or their proxies to sign the attendance list before the start of the meeting.
6.
The Chairman of the General Meeting of Shareholders shall decide on any disputes as to whether holders of shares or depositary receipts for shares or their proxies have submitted adequate proof of their identity for the purpose of

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attending the meeting and exercising their voting rights and on all other issues relating to the proper conduct of the meeting.
7.
The Supervisory Board members and Managing Board members shall have the right to attend the General Meeting of Shareholders in person and to address the meeting.  They shall have the right to give advice in the meeting. Also, the external auditor of the Company shall be authorized to attend and address the General Meetings of Shareholders.

8.	The chairman of the meeting shall decide upon the admittance to the meeting of persons other than those mentioned in paragraphs 1 and 7.

Chairing of the Meeting • Minutes
Article 31

1.	General Meetings of Shareholders shall be chaired by the Chairman of the Supervisory Board or, in the absence of the said Chairman, by a Deputy Chairman.
In the absence of both the Chairman and the Deputy Chairman, the Supervisory Board members present at the meeting shall appoint one of them as chairman.  The chairman of the meeting shall have all powers needed to ensure the orderly functioning of the General Meeting of Shareholders.
The Chairman of the Supervisory Board may furthermore, in consultation with the Managing Board, invite a person from outside the Supervisory Board to deputise as chairman.
2.
Minutes shall be kept of the meeting, except where notarial records are made of the items discussed.  The Chairman and the Secretary of the Meeting appointed by him shall approve the minutes and sign them in evidence thereof.

Voting Rights and Voting
Article 32

1.	Each share shall confer the right to cast one vote.
2.
No votes may be cast at the General Meeting of Shareholders with respect either to shares belonging to the Company or a subsidiary company or to shares the depositary receipts of which are held by the Company or a subsidiary company, without prejudice to any further provisions of the law.

3.
Shares in respect of which the law prescribes that they shall not confer a right to vote shall be disregarded for the purpose of determining the proportion of the shareholders voting, present or represented, or the proportion of the share capital present or represented.

4.	All resolutions by the General Meeting of Shareholders shall be passed by absolute majority of validly cast votes, unless the law or the Articles of Association prescribe a greater majority.
Resolutions of the General Meeting of Shareholders concerning persons may only be passed if those persons are named in the convocation to the meeting, either in the agenda or in the notes to the agenda.
5.	All votes shall be cast verbally.
The Chairman may determine, however, that the votes shall be cast by means of written ballot.

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In the case of election of persons, any shareholder present may also require that the votes shall be cast by means of written ballot.
Written votes shall be cast using sealed unsigned ballot papers.
6.	Votes may be cast by acclamation provided none of the shareholders present objects.
7.	Blank votes and invalidly cast votes shall be deemed not to have been cast.
8.	In the event of a tied vote concerning matters, the proposal shall be deemed to have been defeated.
9.
If a simple majority – to the extent that these Articles of Association do not require a different majority – is not reached on the first vote in the case of the election of persons, a second ballot shall be held.  If a simple majority is not reached for a second time, a ballot shall be held between the two persons who acquired the most votes at the second ballot.  The person who acquires the most votes during the final ballot shall be elected.  If more than those persons qualify for the aforementioned second ballot as a result of a tied vote between them, an interim ballot shall decide the two persons between whom the final ballot is to be held or which of them shall go into the final ballot with the person who acquired the most votes at the second ballot.  In the event of a tied vote, the matter shall be decided by the drawing of lots.

Article 33

Shareholders may adopt resolutions of the General Meeting in writing without holding a meeting, provided they are adopted by the unanimous vote of all Shareholders entitled to vote.  The provisions of article 30.7 shall apply by analogy.  Adoption of resolutions outside of meetings shall not be permissible if there are persons with rights of holder of depository receipts and/or shares issued in bearer form.  Each Shareholder must ensure that the Management Board and the Supervisory Board is informed of the resolutions thus adopted as soon as possible in writing.  The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in article 31.2.

Financial Year • Annual Accounts and Annual Report
Article 34

1.	The financial year shall be concurrent with the calendar year.
2.	Each year, within a period of five months of the end of the financial year, the Managing Board shall draw up the Annual Accounts.
3.	The Annual Accounts shall be signed by all members of the Managing Board and all members of the Supervisory Board.
4.	The Annual Accounts shall be submitted to the Supervisory Board, together with the Annual Report.
5.	The General Meeting of Shareholders shall adopt the Annual Accounts.
6.
The General Meeting of Shareholders shall take all decisions regarding the discharge of the members of the Managing Board and Supervisory Board in respect of their management and supervision respectively.

Mr M.J. Meijer c.s. notarissen

Expert
Article 35

1.	The Company shall appoint an expert, within the meaning of Section 393 of Book 2 of the Netherlands Civil Code, to audit the Annual Accounts.
2.	Without prejudice to the statutory provisions, the Supervisory Board shall be obliged to appoint the said expert if the General Meeting of Shareholders has failed to do so.
3.	The expert shall report on his audit to the Supervisory Board and the Managing Board.
4.	The expert shall state the results of his examination in an auditors’ opinion on the truthfulness and fairness of the Annual Accounts.
5.
With due observance of the statutory provisions, the Annual Accounts may not be adopted if the General Meeting of Shareholders has not been in a position to inspect the auditors’ opinion drawn up by the expert.

Availability for inspection and submission
Article 36

1.
From the day of convocation to the Annual Meeting to the end of the said Meeting, the Annual Accounts and the Annual Report of the Managing Board and the other information to be included by law shall be available for inspection by the holders of shares and depositary receipts for shares at the offices of the Company and at the offices as stated in the notification.  The said holders of shares and depositary receipts for shares may obtain a full copy free of charge.

2.
The Managing Board shall submit the Annual Accounts, within a period of six (6) months of the end of the financial year, to the General Meeting of Shareholders.  The Managing Board shall also submit the Annual Report within the same period.

3.	The Managing Board shall simultaneously submit the Annual Accounts to the Staff Council for discussion.

Profit and Distributions
Article 37

1.
The Company may make distributions to the shareholders and other parties entitled to the profit available for distribution in so far as its shareholders’ equity exceeds the paid and called portion of the capital plus the reserves required by law to be maintained.

2.	The profit as stated in the approved annual accounts shall be distributed as follows:
a.
Such reserves shall be formed and charged against the profit as determined by the Managing Board and approved by the Supervisory Board.  The allocation of the amount remaining shall be determined by the General Meeting of Shareholders.  The Managing Board, subject to the approval of the Supervisory Board, shall make a proposal to that effect.  A proposal to pay a dividend shall be dealt with as a separate agenda item at the General Meeting of Shareholders.

Mr M.J. Meijer c.s. notarissen

b.
The Company’s policy on reserves and dividends shall be determined and can be amended by the Supervisory Board, upon the proposal of the Managing Board.
The adoption and thereafter each amendment of the policy on reserves and dividends shall be discussed and accounted for at the General Meeting of Shareholders under a separate agenda item.

3.
Subject to the approval of the Supervisory Board, the Managing Board may make the dividend or interim dividend on the shares payable, at the discretion of the holders, either in cash or, provided it is authorised to issue shares, partly or wholly in shares in the Company’s capital or in a combination thereof, such combination to be determined by the Managing Board.

4.
Subject to the approval of the Supervisory Board, the Managing Board shall be authorised, in so far as such is permitted by the profit as evidenced by an interim balance sheet drawn up with due observance of the provisions of Section 105, Subsection 4 of Book 2 of the Netherlands Civil Code, to make payable an interim dividend on the shares once or more frequently in the course of any financial year and prior to the approval of the Annual Accounts by the General Meeting of Shareholders.

5.
Subject to the approval of the Supervisory Board, the Managing Board may decide on a distribution charged against reserves in cash or, if the Board is authorised to issue shares, in the form of shares.

Amendment of the Articles of Association and dissolution
Article 38

1.
Any resolution to amend the Articles of Association or dissolve the Company may only be passed by the General Meeting of Shareholders following a proposal by the Managing Board which has been approved by the Supervisory Board.

2.
A copy of the proposal containing the literal text of the proposed amendments shall be made available for inspection by the holders of shares and depositary receipts for shares at the offices of the Company and at the offices stated in the convocation to the meeting, from the day of convocation to the end of the said Meeting.  Each holder of shares or depositary receipts for shares may obtain a full copy of the said proposal free of charge.

Liquidation
Article 39

1.	In the event that the Company is wound up, liquidation shall be effected with due observance of the statutory provisions.
2.	Where possible, the Articles of Association shall remain in force during the liquidation proceedings.
3.	The remainder of the company’s assets after settlement of all its debts shall be distributed to the holders of shares in proportion to their shareholding.
4.
Following completion of the liquidation, the books and documents of the Company shall continue to reside, for the periods as prescribed by law, with the party appointed for that purpose by the General Meeting of Shareholders.

Mr M.J. Meijer c.s. notarissen